Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Wendell Potter, Media Relations – (215) 761-4450

CIGNA REPORTS SECOND QUARTER 2007 RESULTS

Earnings Reflect Strong Results in Each of the Health and Related Benefits Businesses

o
Net income was $0.68 per share[1,2] in the quarter, a 13% decrease from second quarter 2006 net income of $0.78 per share[1,2]. Second quarter 2007 net income included a special item[3] charge of $0.19 per share[1,2].

o	Adjusted income from operations[4] was $0.96 per share[1,2] in the quarter, a 25% increase over second quarter 2006.

o	Medical membership increased by 4.4% through the first six months of 2007 and is expected to grow by 5% to 6.5% in 2007.

o	The company repurchased approximately 6.5 million shares[2] for $350 million during second quarter 2007, and approximately 20.3 million shares[2] for $990 million year to date through July 31, 2007.

o
The company currently estimates 2007 earnings per share[1,2,10], on an adjusted income from operations[4] basis, to be in the range of $3.55 to $3.75. This is higher than the company’s previous estimate, due to the impact of share repurchase to date and higher than expected earnings from operations.

PHILADELPHIA, August 1, 2007 -- CIGNA Corporation (NYSE: CI) today reported net income of $198 million, or $0.68 per share1,2, for the second quarter of 2007 compared with $273 million, or $0.78 per share1,2, for the same period last year. Net income for the second quarter of 2007 included a special item3 charge of $56 million after-tax, or $0.19 per share1,2, related to the Run-off Reinsurance business. The nature of this special item3 charge was previously disclosed in an 8-K filed with the Securities and Exchange Commission on May 30, 2007.

CIGNA's adjusted income from operations4 was $279 million, or $0.96 per share1,2, for the second quarter of 2007 versus $270 million, or $0.77 per share1,2, for the same period last year. This quarter’s earnings reflect strong results in CIGNA's health care, disability and life, and international businesses.

"Second quarter consolidated results exceeded our earnings expectations and reflected strong execution of our strategies in each of our businesses," said CIGNA Chairman and CEO H. Edward Hanway. "Employers have become increasingly aware of how our programs and resources assist their employees to lead healthier and more productive lives while lowering their employee benefit expenses in a cost-effective manner."

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations4 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	June 30, 2007	June 30, 2006	March 31, 2007
Adjusted income from operations[4]	$279	$270	$264
Realized investment gains (losses), net of taxes	(6)	3	13
Special items[3], net of taxes	(56)	-	-
Income from continuing operations	$217	$273	$277
Income (Loss) from discontinued operations[5]	(19)	-	12
Net income	$198	$273	$289
Adjusted income from operations[4], per share[1,2]	$0.96	$0.77	$0.89
Income from continuing operations, per share[1,2]	$0.75	$0.78	$0.93
Net income per share[1,2]	$0.68	$0.78	$0.98

•	Consolidated revenues were $4.4 billion for the second quarter of 2007 and $4.1 billion for the second quarter of 2006.

•	Health care medical claims payable[6] were approximately $790 million at June 30, 2007 and $710 million at December 31, 2006.

•
The company repurchased[7] on the open market approximately 6.5 million shares[2] of its stock for $350 million during the second quarter of 2007 and approximately 20.3 million shares[2] for $990 million year to date. On July 25, 2007, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million.

•	Cash and short term investments at the parent company were approximately $435 million at June 30, 2007 and $425 million at December 31, 2006.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[4], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Second Qtr.	Second Qtr.		First Qtr.
	2007	2006	Change	2007	Change

Adjusted Segment Earnings, After-Tax	$168	$159	6%	$168	--
Premiums and Fees	$2,698	$2,423	11%	$2,675	1%
Segment Margin, After-Tax[8]	5.4%	5.6%	(20) bps	5.5%	(10) bps
Total Medical Membership	9,800	9,019	8.7%	9,830	(0.3%)

•
Adjusted segment earnings include favorable after-tax prior year claim development of $2 million for the second quarter 2007, $3 million for the first quarter 2007, and $16 million for the second quarter 2006. Excluding prior year claim development, the second quarter 2007 adjusted segment earnings reflect solid margins and increased penetration in our specialty businesses, as well as year to date 2007 membership growth and execution of our guaranteed cost pricing actions.

•
Premiums and fees increased by approximately 11% year-over-year, reflecting medical membership growth including voluntary and limited benefits members, guaranteed cost rate increases, and higher Medicare Part D premiums.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2007	2006	Change	2007	Change

Adjusted Segment Earnings, After-Tax	$68	$64	6%	$60	13%
Premiums and Fees	$580	$526	10%	$577	1%
Segment Margin, After-Tax[8]	10.0%	10.1%	(10) bps	8.8%	120 bps

•
Adjusted segment earnings in the quarter reflect competitively attractive margins driven by strong disability management results and favorable mortality in the group life business. The second quarter 2007 results included a net favorable impact of $10 million after-tax related to reserve studies for life and accident insurance products. The second quarter 2006 results included a net favorable impact of $6 million after-tax related to the effect of a reserve study for a life insurance product, partially offset by severance charges.

International

•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2007	2006	Change	2007	Change

Adjusted Segment Earnings, After-Tax	$44	$36	22%	$38	16%
Premiums and Fees	$436	$372	17%	$414	5%
Segment Margin, After-Tax[8]	9.7%	9.1%	60 bps	8.7%	100 bps

•	Adjusted segment earnings in the quarter reflect competitively strong margins and continued growth in the life, accident, and supplemental health insurance business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2007	2006	Change	2007	Change
Run-off Reinsurance	$(5)	$(16)	69%	$1	--
Other Operations[9]	$27	$26	4%	$23	17%
Corporate	$(23)	$1	--	$(26)	12%

•	Run-off Reinsurance results for the quarter included unfavorable claims experience related to the guaranteed minimum income benefit product.

OUTLOOK

•	CIGNA currently estimates full year 2007 consolidated adjusted income from operations[4,10] to be in the range of $1.030 billion to $1.095 billion, or $3.55 to $3.75 per share[1,2].

•	CIGNA currently estimates full year 2007 adjusted income from operations[4,10] for the Health Care segment to be in the range of $670 million to $720 million.

•	CIGNA’s earnings and earnings per share[1] outlooks exclude the impact of any future stock repurchase.

•	Full year 2007 medical membership is expected to grow by 5% to 6.5%.

•	Management will provide additional information about the 2007 earnings outlook on CIGNA's second quarter 2007 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's consolidated and Health Care segment adjusted income from operations4 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review second quarter 2007 results and discuss the full year 2007 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
On April 25, 2007, CIGNA's Board of Directors declared a three-for-one stock split of the company’s common shares, in the form of a stock dividend, to all shareholders of record on May 21, 2007. All share and earnings per share figures have been adjusted to reflect the three-for-one stock split.

3.	The special item included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins is:

Second Quarter 2007
o
After-tax charge of $56 million to increase reserves based on changes to assumptions for annuitization election rates and policy lapse rates under agreements that reinsure guaranteed minimum income benefit contracts issued by other insurance companies.

4.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results.  Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 3).  Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations, and net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income.

5.	The discontinued operations included in net income are:

Second Quarter 2007
o
Net loss from discontinued operations of $19 million after-tax, which consisted of a $23 million after-tax loss associated with the probable sale of operations in Chile and a $4 million after-tax gain primarily associated with the disposition of certain real-estate investments.

First Quarter 2007
o	Income from discontinued operations of $12 million after-tax associated with the disposition of certain real-estate investments.

6.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.03 billion as of June 30, 2007 and $960 million as of December 31, 2006.

7.
Repurchases were also made and may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

8.	Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues.

9.
Effective January 1, 2007, CIGNA changed its segment presentation to report the results of the Run-off Retirement business within Other Operations.  Prior period results have been restated to conform to the new segment presentation.

10.
Information is not available for management to reasonably estimate future net income at this time.  Full year 2007 net income will include realized investment results, which are not predictable, and may include additional special items. Information is not available for management to identify, or reasonably estimate future 2007 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends, and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, CIGNA's productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for CIGNA's full year 2007 results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should”, or similar expressions.

You should not place undue reliance on these forward-looking statements.  CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA’s employee benefits;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the health care operations, including those related to: (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, and  (v) lowering administrative costs;

4.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA’s businesses and the outcome of pending government proceedings and federal tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses, primarily the health care business;
6.	significant changes in interest rates;
7.	downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
8.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

9.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

10.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

11.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

12.
significant stock market declines, which could, among other things, result in increased pension expenses of CIGNA’s pension plans in future periods and the recognition of additional pension obligations;

13.
unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

14.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;

15.
changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for CIGNA's health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

16.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause CIGNA’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

17.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption; and
18.
challenges and risks associated with the successful management of CIGNA’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services.

This list of important factors is not intended to be exhaustive.  Other sections of our most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Cautionary Statement in Management’s Discussion and Analysis of Financial Condition and Results of Operations, our Form 10-Q for the quarter ended March 31, 2007, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements.  CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

REVENUES

Premiums and fees	$3,757	$3,369	$7,465	$6,637
Net investment income	279	299	559	628
Other revenues *	356	424	721	790
Realized investment gains (losses)	(11)	6	10	150

Total	$4,381	$4,098	$8,755	$8,205

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$168	$159	$336	$315
Disability and Life	68	64	128	122
International	44	36	82	73
Run-off Reinsurance	(5)	(16)	(4)	(16)
Other Operations	27	26	50	51
Corporate	(23)	1	(49)	(17)

Total	$279	$270	$543	$528

NET INCOME

Segment Earnings (Loss)
Health Care	$168	$159	$336	$315
Disability and Life	68	64	128	122
International	44	36	82	73
Run-off Reinsurance	(61)	(16)	(60)	(16)
Other Operations	27	26	50	51
Corporate	(23)	1	(49)	(17)

Total	223	270	487	528
Realized investment gains (losses), net of taxes	(6)	3	7	97

Income from continuing operations	217	273	494	625
Income (loss) from discontinued operations	(19)	-	(7)	-

Net income	$198	$273	$487	$625

DILUTED EARNINGS PER SHARE ***:

Adjusted income from operations	$0.96	$0.77	$1.85	$1.47
Realized investment gains (losses), net of taxes	(0.02)	0.01	0.02	0.27
Special items, after-tax	(0.19)	-	(0.19)	-
Income from continuing operations	0.75	0.78	1.68	1.74
Income (loss) from discontinued operations	(0.07)	-	(0.02)	-

Net income	$0.68	$0.78	$1.66	$1.74
Weighted average shares (in thousands)	290,001	350,935	293,161	359,199

SHAREHOLDERS' EQUITY at June 30:			$4,009	$4,694

SHAREHOLDERS' EQUITY PER SHARE at June 30 ***:			$14.14	$14.11

* Includes the following item:

- Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($28 million loss for the second quarter of 2007, $35 million loss for the six months 2007, $16 million gain for the second quarter of 2006, $24 million loss for the six months of 2006).  CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.

** See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

*** In the second quarter of 2007, CIGNA completed a three-for-one stock split of CIGNA's common shares. All share and per share figures have been adjusted to reflect the stock split.

CIGNA Corporation															Exhibit 2
Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability				Run-off		Other
	Per Share *		Consolidated		Health Care		& Life		International		Reinsurance		Operations		Corporate
Three Months Ended June 30,	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006

Adjusted income (loss) from operations	$0.96	$0.77	$279	$270	$168	$159	$68	$64	$44	$36	$(5)	$(16)	$27	$26	$(23)	$1

Special items, after-tax:
Charge associated with guaranteed minimum income
benefit reserves	(0.19)	-	(56)	-	-	-	-	-	-	-	(56)	-	-	-	-	-

Segment earnings (loss) **	0.77	0.77	223	270	$168	$159	$68	$64	$44	$36	$(61)	$(16)	$27	$26	$(23)	$1
Realized investment gains (losses), net of taxes	(0.02)	0.01	(6)	3
Income from continuing operations ***	0.75	0.78	217	273
Income (loss) from discontinued operations	(0.07)	-	(19)	-
Net income ***	$0.68	$0.78	$198	$273

	Diluted
	Earnings						Disability				Run-off		Other
	Per Share *		Consolidated		Health Care		& Life		International		Reinsurance		Operations		Corporate
Six Months Ended June 30,	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006

Adjusted income (loss) from operations	$1.85	$1.47	$543	$528	$336	$315	$128	$122	$82	$73	$(4)	$(16)	$50	$51	$(49)	$(17)

Special items, after-tax:
Charge associated with guaranteed minimum income
benefit reserves	(0.19)	-	(56)	-	-	-	-	-	-	-	(56)	-	-	-	-	-

Segment earnings (loss) **	1.66	1.47	487	528	$336	$315	$128	$122	$82	$73	$(60)	$(16)	$50	$51	$(49)	$(17)
Realized investment gains (losses), net of taxes	0.02	0.27	7	97
Income from continuing operations ***	1.68	1.74	494	625
Income (loss) from discontinued operations	(0.02)	-	(7)	-
Net income ***	$1.66	$1.74	$487	$625

* All earnings per share figures have been adjusted to reflect the three-for-one stock split of CIGNA's common shares.

** CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

*** Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).